UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ________________

                                    FORM 8-K

                                ________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

               Date of Earliest Event Reported: December 27, 2005

                                ________________

                              X-RITE, INCORPORATED
             (Exact name of registrant as specified in its charter)

                                ________________


           Michigan                  000-14800               38-1737300
 (State or other jurisdiction    (Commission File          (IRS Employer
       of incorporation)              Number)            Identification No.)

                              3100 44th Street S.W.
                           Grandville, Michigan 49418
               (Address of principal executive office) (Zip Code)

               Registrant's telephone number, including area code:
                                 (616) 534-7663

                                ________________


Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2005, the Board of Directors of X-Rite, Incorporated (the "Company") approved the acceleration of vesting of unvested and out of the money (exercise price above current market price) stock options. These options had exercise prices equal to or greater than $13.41 per share and had been previously awarded to employees and officers of the Company. As a result of this action, options to purchase 396,000 shares of common stock that otherwise would have vested in 2006 and 2007, became fully vested.

The decision to accelerate the vesting of these options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company's application of Financial Accounting Standards Board Statement No.123, "Share Based Payment (revised 2004)" ("FAS 123(R)"). The Company will be required to apply the expense recognition provisions of FAS 123(R) beginning in the first quarter of 2006. As a result of this vesting acceleration, the Company expects to reduce its non-cash compensation expense related to theses options by approximately $0.8 million (pre-tax) in the aggregate over the Company's 2006 and 2007, fiscal years based on estimated value calculations using the Black-Scholes methodology.

Of the 396,000 options being accelerated, 265,000 options would have vested according to their normal terms in 2006, while the remaining 131,000 options would have vested in 2007.




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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.



Dated: December 30, 2005                   X-RITE, INCORPORATED


                                           By: /s/ Mary E. Chowning
                                               ---------------------------------
                                               Mary E. Chowning
                                               Chief Financial Officer